Exhibit 10.55

THIRD AMENDMENT TO THE
TRUIST FINANCIAL CORPORATION 401(K) SAVINGS PLAN
(August 1, 2020 Restatement)

WHEREAS, the Truist Financial Corporation Pension Plan (the “Plan”), formerly named the BB&T Corporation 401(k) Savings Plan, was originally adopted effective as of July 1, 1982;
WHEREAS, the Plan was most recently restated effective as of August 1, 2020;

WHEREAS, the Plan filed a determination letter with the Internal Revenue Service on December 15, 2021, for a determination on the qualified status of the Plan with respect to the recent merger between BB&T and SunTrust;
WHEREAS, on July 7, 2022, the Internal Revenue Service requested certain changes to the Plan in connection with its review of the determination letter submission, and issued a favorable determination letter dated September 7, 2022 that is conditioned on the adoption of the changes provided in this amendment;
WHEREAS, it is desired to amend the Plan to reflect the changes requested by the Internal Revenue Service and required by the September 7, 2022 favorable determination letter; and

WHEREAS, under Section 9.3 of the Plan, an officer who is an Executive Manager of the Company has the authority to amend the Plan if the financial impact on the Company of such amendment is below the Sarbanes Oxley materiality threshold as determined by the Company’s Chief Financial Officer (or officer with similar authority);
WHEREAS, it has been determined that the financial impact on the Company of this amendment is below the Sarbanes Oxley materiality threshold.
NOW, THEREFORE, effective as otherwise provided below, the Plan is hereby amended in the respects hereinafter set forth:
1.Effective January 1, 2019, Section 2.1.4(d) is amended to add the following new paragraph at the end thereof:
In the event that an employer nonelective or matching contribution is used to fund a qualified nonelective contribution under this Section 2.1.4(d), such employer contribution must satisfy the nonforfeitability requirements of Section 1.401(k)-1(c) of the Treasury Regulations, and the distribution requirements of Section 1.401(k)-1(d) of the Treasury Regulations when allocated to the QNEC accounts of participants, regardless of whether those allocated QNECs are

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actually used to satisfy the ADP test of Section 2.1.4(b) pursuant to Section 1.401(k)-2(a)(6) of the Treasury Regulations.
2.Effective August 1, 2020, Section 2.1.7 is amended to add "(as defined in Section 1.12)" after the word "compensation" in each instance it appears in Section 2.1.7.
3.Effective close of business on December 31, 2016, Section 3.2 shall be amended to read as follows:
3.2    Forfeitures. Effective as of the close of business on December 31, 2016, there are no forfeitures pursuant to Section 3.1. Prior to the close of business on December 31, 2016, the amounts forfeited pursuant to Section 3.1 were combined with the amounts forfeited by all other participants during such plan year. The aggregate of those forfeitures were applied as follows:
3.2.1First, to restore amounts previously forfeited from accounts in accordance with Section 5.4.1; and
3.2.2Second, to reduce the amount of matching contributions which the Participating Employer is otherwise obligated to make pursuant to Section 2.2.
4.Effective August 1, 2020, Section 18.2.1 is amended to read as follows:

Except as otherwise provided in (a) and (b) below, the Company contributions allocated to his account on behalf of any participant who is not a key employee shall not be less than the lesser of 3 percent of such participant's statutory compensation (as defined in Section 1.44 of the Plan) or, if the Company has no defined benefit plan which designates this plan to satisfy Section 416 of the Code, the largest percentage of Company contributions allocated on behalf of any key employee for that year. The minimum allocation shall be determined without regard to any Social Security contribution. This minimum allocation shall be made even though, under other plan provisions, the participant otherwise is not entitled to receive an allocation, or would have received a lesser allocation for the year, because of (i) the participant's failure to complete 1,000 hours of service (or any equivalent provided in the plan), (ii) the participant's failure to make mandatory employee contributions to the plan, or (iii) statutory compensation (as defined in Section 1.44 of the Plan) less than a stated amount. The provisions of this Section 18.2.1 shall not apply: (a) to any participant who was not employed by the Company on the last day of the plan year, or (b) to any participant to the extent the participant is covered under any other plan or plans of the Company that provide that the minimum allocation or benefit requirement applicable to top-heavy plans shall be met in the other plan or plans. The minimum allocation required (to the extent required to be nonforfeitable under Section 416(b) of the Code) shall not be forfeited under Section 41 l(a)(3)(B) or 41l(a)(3)(D) of the Code. If any additional Company

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contribution is required to be made on behalf of a participant to satisfy the provisions of this Section 18.2.1, such Company contribution shall be allocated to the Employer supplemental matching contribution account of the participant Notwithstanding the foregoing, if the Company maintains any other defined contribution plan, the Company shall provide a minimum allocation under one such plan equal to 3 percent of statutory compensation (as defined in Section 1.44 of the Plan) for each non-key employee who is entitled to a minimum allocation under each of the plans. The Company may provide that the minimum benefit requirement shall be met in another plan (including another plan that consists solely of a cash or deferred arrangement which meets the requirements of Section 401(k)(12) of the Code and matching contributions with respect to which the requirements of Section 401(m)(l 1) of the Code are met).
5.Effective August 1, 2020, Section 1.9.5 of Exhibit C of the Plan is amended to replace the term "ideate noncashable and nontransferable annuity" with "immediate noncashable and nontransferable annuity".

Executed on this 5th day of October, 2022.

TRUIST FINANCIAL CORPORATION

By:    /s/ Ellen M. Fitzsimmons

Title:    Chief Legal Officer and Head of Public Affairs

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